Exhibit 11

                        MEREDITH CORPORATION

            Computation of Primary and Fully Diluted Per
            Common Share Earnings - Treasury Stock Method

        For the Six Months Ended December 31, 1993 and 1992

                           (Unaudited)



                                    Weighted average number of shares

                                         1993               1992
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           14,427   14,427    15,493   15,493
Dilutive effect of unexercised
 stock options and management
 incentive deferred awards in
 thousands                              90      110        20       20
                                    ------   ------    ------   ------

  Total                             14,517   14,537    15,513   15,513
                                    ======   ======    ======   ======




                                            Primary and fully
                                    diluted earnings per common share

                                         1993               1992
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------

Net earnings per share              $1.03*   $1.03*    $ .53    $ .53
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices.

       Fully Diluted - Based on the higher of the average market price or the market price at December 31 of each year.


*Dilution less than three percent from earnings per common share outstanding and therefore not considered to be material.




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